Exhibit 4.2

AMENDMENT No. 1 to MERGER AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) to the Merger Agreement (as defined below), effective as of May 11, 2022 (the “Revenue Earn-Out Date”), is entered into by and among American Well Corporation, a Delaware corporation (“Parent”), SilverCloud Health Holdings Inc., a Delaware corporation (the “Company”), and Fortis Advisors, LLC (the “Securityholder Representative”), a Delaware limited liability company (collectively, the “Parties”). Capitalized terms not defined herein have the meanings ascribed to them in the Merger Agreement.

WHEREAS, the Parties previously entered into that certain Agreement and Plan of Merger, dated July 28, 2021, by and among Parent, the Company, Shannon Merger Subsidiary, Inc., a Delaware corporation, Shannon Merger Sister Subsidiary, LLC, a Delaware limited liability company, and the Securityholder Representative (the “Merger Agreement”);

WHEREAS, pursuant to Section 11.03 of the Merger Agreement, the Merger Agreement may be amended with the prior written approval of the Parties; and

WHEREAS, the Parties desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Parties hereby agree as follows:

1.
Amendment.

Section 2.09(a) of the Merger Agreement shall be deleted.

Section 2.09(b) of the Merger Agreement shall be deleted.

Section 2.09(c) of the Merger Agreement shall be deleted and replaced with the following language:

The parties agree that (i) the Earn-Out Payment is final and complete, (ii) the Earn-Out Payment has been discharged in full as set out in Section 2.09, (iii) there are no other obligations or amounts due and payable related to the Earn-Out Payment, and (iv) the parties fully and finally release each other from any and all past, present or future claims, liabilities, damages or other obligations or liabilities related to the Earn-Out Payment.

Section 2.09(d) of the Merger Agreement shall be deleted and replaced with the following language:

The Effective Time Holders shall be entitled to a Earn-Out Payment equal to Sixteen Million Dollars ($16,000,000) payable solely in the form of 4,959,856 shares of Parent Class A Common Stock, subject to Section 2.09(d).

Section 2.09(f) of the Merger Agreement shall be deleted.

Section 2.09(h) of the Merger Agreement shall be deleted.

2.
Miscellaneous.
a.
Except as expressly modified by this Amendment, the terms of the Merger Agreement are hereby ratified and confirmed and shall continue in full force and effect.
b.
This Amendment shall be governed by the laws of Delaware, excluding its conflict of law rules, and shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
c.
This Amendment may be executed in any number of counterparts, by facsimile, PDF or other electronic format, each to be deemed an original and all of which taken together shall be one instrument.

[Signature Page Follows.]

123810739_3

IN WITNESS WHEREOF, each of the Parties has executed this Amendment as of the day and year first above written.

AMERICAN WELL CORPORATION

By: _/s/ Bray Gay_______________________________

Name: Brad Gay

Title: General Counsel

SILVERCLOUD HEALTH HOLDINGS, INC.

By: __/s/ Bray Gay ______________________________

Name: Brad Gay

Title: President

FORTIS ADVISORS, LLC

By: __/s/ Richard Fink__________________________

Name: Richard Fink

Title: Managing Director

123810739_3